Pricing term sheet dated October 13, 2010
to Preliminary Prospectus Supplement dated October 13, 2010
(the “Preliminary Prospectus Supplement”)
Filed Pursuant to Rule 433
Registration No. 333 — 169901
Regency Energy Partners LP
Regency Energy Finance Corp.
$600,000,000 Aggregate Principal Amount of
6 7/8% Senior Notes due 2018
     The following information supplements the Preliminary Prospectus Supplement for the offering of 2018 Notes dated October 13, 2010, filed pursuant to Rule 424(b) under the Securities Act, Registration Statement No. 333-169901.

Issuers:	Regency Energy Partners LP and Regency Energy Finance Corp.

Guarantors:	CDM Resource Management LLC, FrontStreet Hugoton LLC, Gulf States Transmission Corporation, Palafox Joint Venture, Pueblo Holdings, Inc., Pueblo Midstream Gas Corporation, Regency Field Services LLC, Regency Gas Marketing LLC, Regency Gas Services LP, Regency Gas Utility LLC, Regency Haynesville Intrastate Gas LLC, Regency Liquids Pipeline LLC, Regency Midcontinent Express LLC, Regency Midcontinent Express Pipeline I LLC, Regency OLP GP LLC, Regency Zephyr LLC and WGP-KHC, LLC

Title of Securities:	6 7/8% Senior Notes due 2018 (the “2018 Notes”)

Distribution:	SEC Registered

Principal Amount:	$600,000,000

Price to Public:	100.000%

Interest Rate:	6.875%

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2011

Interest Record Dates:	May 15 and November 15

Date of Maturity:	December 1, 2018

Yield to Maturity:	6.875%

Spread to Benchmark Treasury:	+ 485 bps

Benchmark Treasury:	UST 3.750% due November 15, 2018

Benchmark Yield:	2.023%

Equity Clawback:	Up to 35% at 106.875%, until December 1, 2013

Optional Redemption:	All or part redeemable at Issuers’ option at any time prior to December 1, 2014 at 100% of principal amount plus the greater of A) 1% of principal amount, or B) the excess of i) PV @ redemption date of a) redemption price of note at December 1, 2014 plus ii) required interest payments (excluding accrued but unpaid interest to the redemption date) discounted at Treasury Rate + 50 bps, over ii) note principal amount, in each case plus accrued and unpaid interest to, but excluding, the date of redemption.

On or after:	Price:
December 1, 2014	103.438%
December 1, 2015	101.719%
December 1, 2016 and thereafter	100.000%

Change of Control:	Put @ 101% of principal plus accrued interest

CUSIP:	75886A AE8

ISIN:	US75886AAE82

Trade Date:	October 13, 2010

Settlement Date:	October 27, 2010 (T + 10)

Joint Book-Running Managers:	Banc of America Securities LLC RBS Securities Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
Wells Fargo Securities, LLC

Co-Managers:	Deutsche Bank Securities Inc.
SunTrust Robinson Humphrey, Inc.

This communication is intended for the sole use of the person to whom it is provided by the sender.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such jurisdiction.
The information in this term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This term sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.
The Issuers have filed a registration statement including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuers have filed with the SEC for more complete information about the Issuers and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling BofA Merrill Lynch at 800-294-1322 or email: dg.prospectus_requests@baml.com.
     ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.